UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 16, 2018

LYDALL, INC.

(Exact name of registrant as specified in its charter)

Commission file number: 1-7665

Delaware	06-0865505
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Colonial Road, Manchester, Connecticut	06042
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code: (860) 646-1233

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of New Principal Financial Officer

On February 21, 2018, Lydall, Inc. (“Lydall” or the “Company”) issued a press release to publicly announce that its Board of Directors has appointed Randall B. Gonzales to the position of Executive Vice President and Chief Financial Officer of the Company, effective upon the commencement of his employment with Lydall, which will be on or before March 12, 2018 (“Start Date”). As previously disclosed in a Form 8-K filed on August 30, 2017, Scott M. Deakin, President of Lydall Thermal Acoustical Solutions, will continue to serve as Chief Financial Officer of the Company until Mr. Gonzales commences his employment.

Mr. Gonzales, age 46, will be joining Lydall from his position as Senior Vice President, Chief Financial Officer and Treasurer of Progress Rail Services Corporation (“Progress Rail”), a diversified global supplier of railroad and transit system products and services and a wholly-owned subsidiary of Caterpillar, Inc. (NYSE:CAT). Mr. Gonzales joined Progress Rail in December 2014. From March 2004 to November 2014, Mr. Gonzales held financial and operational leadership roles of increasing responsibilities within Nissan Motor Co., Ltd., a Fortune Global 50 automotive manufacturer. In his last role at Nissan, Mr. Gonzales served as the North American Controller responsible for vehicle cost reduction activities. Prior to that role, he was the Chief Financial Officer for Nissan’s Global Sales & Marketing functions based in Yokohama, Japan.

Mr. Gonzales will be entitled to receive the following compensation and benefits from the Company: (i) an annual base salary of $390,000; (ii) eligibility to participate in the Company’s Annual Incentive Performance Program at 60% of his actual paid base salary in accordance with the terms and conditions of the program; (iii) the grant of performance-based restricted stock covering that number of shares of the Company’s common stock equal to $195,000 as of the close of market on his Start Date; (iv) non-qualified stock options covering that number of shares of the Company’s common stock equal to $195,000, on a Black-Scholes basis, as of the close of market on his Start Date, said options vesting in four equal annual installments starting on the first anniversary of the Start Date; (v) the grant of a time-based restricted stock award covering that number of shares of the Company’s common stock equal to $400,000 as of the close of market on his Start Date, said shares vesting in three equal annual installments starting on the first anniversary of the date of grant; (vi) a monthly car allowance of $1,150 and accompanying gas card; and (vii) other benefits received by similarly situated employees. The performance-based restricted stock award, the non-qualified option grant, and the time-based restricted stock award will be granted on the close of business of Mr. Gonzales’ Start Date.

In connection with his appointment, the Company and Mr. Gonzales will enter into an agreement, effective as of his Start Date (in substantially the form provided to the Company’s other executive officers), specifying the termination benefits to which Mr. Gonzales will be entitled in the event that his employment is terminated by the Company without cause. These termination benefits include one year of salary, bonus (calculated as the average over three prior years) and reimbursement of health insurance premiums. If the termination occurs within 18 months following a change in control, or if Mr. Gonzales terminates his employment for good reason (as defined in the agreement) within 18 months following a change in control, his termination benefits will be increased to two years of salary, bonus and reimbursement of health insurance premiums, plus accelerated vesting of his equity awards and a prorated portion of his cash target bonus for the year of termination. The Company’s obligation to provide these termination benefits to Mr. Gonzales is subject to his execution without revocation of a valid release in substantially the form attached to the agreement.

There are no arrangements or understandings between Mr. Gonzales and any other person pursuant to which he was appointed to his positions, and Mr. Gonzales is not related to any executive officer or director of the Company. Mr. Gonzales has no direct or indirect material interest in any related party transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

A copy of the Company’s press release, dated February 21, 2018, announcing the foregoing appointment is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

The following are filed as Exhibits to this report:

Exhibit Number	Description of Exhibit
99.1	Press Release, dated February 21, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LYDALL, INC.

February 21, 2018	By:	/s/ CHAD A. McDANIEL
Chad A. McDaniel
Senior Vice President, General Counsel and Chief Administrative Officer